Exhibit 10.1

WP GLIMCHER INC.

TRANSITION AND CONSULTING AGREEMENT

THIS TRANSITION AND CONSULTING AGREEMENT (this “Agreement”) dated this 31st day of May, 2015 by and between WP Glimcher Inc., an Indiana corporation (the “Company”), and Mark Ordan (“Ordan”).

WHEREAS, Ordan and the Company are parties to an Employment Agreement, executed on February 25, 2014 (effective May 28, 2014), as amended September 16, 2014 (effective January 15, 2015) and March 27, 2015 (the “Employment Agreement”), pursuant to which Ordan currently serves as a full-time employee in the capacity as Executive Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, Ordan and the Company have reached a mutual agreement that Ordan shall continue to be employed by the Company pursuant to the Employment Agreement as the Executive Chairman of the Board through December 31, 2015 and, effective January 1, 2016 (the “Transition Date”), Ordan shall cease to be an employee of the Company and shall become Non-Executive Chairman of the Board;

WHEREAS, the Company and Ordan wish to acknowledge that the discussions regarding this Agreement, the execution of this Agreement and the change of obligations and services pursuant to this Agreement shall not, individually or in the aggregate, constitute “Good Reason” under the Employment Agreement; and

WHEREAS, in light of Ordan’s experience and knowledge regarding the Company and industry-related matters, the Company wishes to retain the services of Ordan on and following the Transition Date on an advisory, independent contractor basis, on the terms and conditions set forth herein, and Ordan has agreed to so serve the Company and its affiliates in such role following the Transition Date.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Consulting Period; Termination of Employment and Employment Agreement.

(a)                                 Subject to Ordan’s continuing employment with the Company through December 31, 2015, effective on the Transition Date, the Company shall retain Ordan pursuant to the terms of this Agreement, and Ordan shall provide the “Services” (as defined in Section 2 hereof), for a term commencing on the Transition Date and ending on May 28, 2017, unless the Services are earlier terminated in accordance with its terms (as applicable, the “Termination Date”).  The period of time between the Transition Date and the Termination Date shall be referred to herein as the “Consulting Period.”  For the avoidance of doubt, if Ordan’s employment with the Company terminates for any reason or no reason prior to the Transition Date, this agreement shall be null and void ab initio and shall be of no force or effect and Ordan’s rights and obligations shall be governed by the Employment Agreement.

(b)                                 Except as expressly provided herein, subject to Ordan’s continuing employment with the Company through December 31, 2015, the “Employment Period” (as defined in the Employment Agreement) under the Employment Agreement and Ordan’s employment with the Company shall cease as of the close of business on December 31, 2015.  Other than as set forth in this Agreement, such termination of employment will be treated as a termination of employment by Ordan without “Good Reason” (as defined in the Employment Agreement) for purposes of the Employment Agreement.  Notwithstanding Ordan’s termination of employment and the termination of the Employment Period, Sections 2(b)(ii), 2(b)(iv), 2(b)(v) and 2(b)(x) of the Employment Agreement shall survive Ordan’s termination of employment and the termination of the Employment Period to the extent provided in, and as modified by, Sections 3(b)(i), 3(b)(ii) and 3(b)(iii) of this Agreement, respectively, and Sections 8, 9 and 12 of the Employment Agreement shall survive Ordan’s termination of employment and the termination of the Employment Period; provided that, the second Section 8(e) of the Employment Agreement shall apply following the termination of the Consulting Period (as defined below) rather than following termination of the Employment Period.  Except as otherwise expressly provided herein, as of the Transition Date the Employment Agreement shall terminate and be of no further effect.

2.                                      Services.

(a)                                 During the Consulting Period, Ordan shall provide consulting services to the Board and the Chief Executive Officer of the Company (the “CEO”) as reasonably requested by the Board or the CEO (the “Services”), with the amount of time devoted by Ordan to performing the Services to be reasonably determined by mutual agreement of Ordan and the Board to be necessary in order to perform the Services.  Ordan may perform the Services by phone, by in-person attendance at meetings, by participating in strategic planning sessions or industry-related events, or in such other manner and at such other time or place as mutually agreed by Ordan and the Board or the CEO, as applicable.  Ordan shall report directly to the Board in respect of the Services.

(b)                                 Subject to Ordan’s continuing employment with the Company through December 31, 2015, as of the Transition Date Ordan shall become the Non-Executive Chairman of the Board, and will cease to be an employee of the Company and Executive Chairman of the Board (Ordan’s services as Non-Executive Chairman of the Board, the “Board Services”).  Ordan shall remain in the position of member of the Board so long as he is reelected to such position and shall remain in the position of Non-Executive Chairman of the Board so long as he is reelected to such position pursuant to the Company’s by-laws, and has not voluntarily resigned from such positions or been removed in accordance with the Company’s by-laws.

(c)                                  During the Consulting Period, Ordan may serve on up to two corporate boards other than the Board, provided there is no conflict and no material impairment of his ability to serve the Company, and provided further that such activities are in compliance with applicable provisions of the Company’s code of business conduct and ethics which are in effect from time to time and which have been provided to Ordan in writing and complies with Section 8 of the Employment Agreement.

3.                                      Compensation.

(a)                                 Post-Employment Compensation Matters.

(i)                                     Consulting Fee.  In respect of Ordan’s performance of the Services, during the Consulting Period, Ordan shall be entitled to receive an annualized cash fee of $350,000, payable in equal monthly installments (the “Consulting Fee”).

(ii)                                  Board Fee.  In respect of Ordan’s performance of the Board Services, Ordan shall receive (i) an annual retainer in same amount and in the same form as other non-employee independent members of the Board (to be earned so long as he is a member of the Board), and (ii) an additional annual cash retainer of $100,000 in respect of his services as the Non-Executive Chairman of the Board (to be earned so long as he is Non-Executive Chairman of the Board), paid at the same time as the annual retainer described in the preceding clause (i). In recognition of the fact that Board compensation is paid in respect of each year ending on May 28, for the period from the Transition Date through May 28, 2016, Ordan shall receive a pro-rated portion of each component of compensation described in the preceding sentence, paid at a time or times mutually agreed between Ordan and the Board.

(iii)                               Welfare Benefits.  As of and following the Transition Date, to the extent permitted by the Company’s group health insurance carrier and as would not cause the Company to incur tax or other penalties, Ordan shall be allowed to purchase, on an after-tax basis, group health benefits otherwise offered by the Company to its active employees generally until Ordan attains, or in the case of his death, would have attained, the age of 65 (but as to his children, only through their attainment of age 26).  The receipt of such health care benefits shall be conditioned upon Ordan making a timely election to receive COBRA coverage provided to former employees under Section 4980B of the Code and continuing such coverage for so long as it may be available, and thereafter continuing to pay an amount equal to the monthly COBRA premium as in effect at the Company from time to time in respect of the applicable level of coverage.  If Ordan allows such coverage to lapse by not paying the applicable amount, such coverage may not thereafter be reinstated. For the avoidance of doubt, this Section 3(a)(iii) shall survive the termination of the Consulting Period and the termination of this Agreement.

(iv)                              Reimbursement for Business Expenses.   Upon presentation of appropriate documentation, Ordan shall be reimbursed, in accordance with the Company’s expense reimbursement policy, for all (a) reasonable business expenses incurred in connection with Ordan’s performance of the Services and the Board Services and (b) expenses relating to office space, secretarial staff support and supplies incurred through March 31, 2016, that Ordan determines to be necessary and reasonable in connection with Ordan’s performance of the Services and the Board Services.  Ordan shall be entitled to first class travel and accommodations when traveling for Company business.

(v)                                 Indemnification and Insurance.  During and following the Consulting Period, the Company shall fully indemnify Ordan for any liability in respect of the Consulting Services to the fullest extent permitted under applicable state law.  During and following the period of Ordan’s membership on the Board, the Company shall fully indemnify Ordan for any liability in respect of such membership to the fullest extent permitted under applicable state law, and further shall continue and maintain, at the Company’s sole expense, a director’s liability insurance policy covering Ordan both during and, while potential liability exists, after the period of such membership that is no less favorable than the policy covering active non-employee members of the Board from time to time.

(b)                                 Employment-Related Compensation Matters.

(i)                                     2015 Annual Bonus.  Notwithstanding Ordan’s termination of employment with the Company at the close of business on December 31, 2015, Ordan will remain eligible to receive an annual bonus in respect of the Company’s 2015 fiscal year pursuant to the terms of the Company’s annual incentive plan (excluding any requisite continued employment to payment date provisions) as in effect for the 2015 fiscal year (the “Bonus Plan”) as provided in Section 2(b)(ii) of the Employment Agreement (the “2015 Bonus”).  The 2015 Bonus shall be payable to Ordan based on actual performance as determined pursuant to the terms of the Bonus Plan on the date on which annual bonuses are paid to senior executives of the Company generally (but not later than two and a half months after the end of the 2015 fiscal year).

(ii)                                  Inducement LTIP Units.  Notwithstanding anything to the contrary in the Employment Agreement or the Series 2014 Inducement LTIP Unit Award Agreement among the Company, Ordan and Washington Prime Group, L.P. (the “Partnership”), dated as of June 25, 2014, subject to Ordan’s continued employment through the close of business on December 31, 2015, any “Inducement LTIP Units” (as defined in the Employment Agreement) which remain unvested on December 31, 2015 shall become fully vested on such date.   If Ordan becomes Non-Executive Chairman of the Board as contemplated by this Agreement, then notwithstanding anything to the contrary in the Certificate of Designation of Series 2014 Inducement LTIP Units among Ordan, the Company as the General Partner of the Partnership and the Partnership (the “Designation”) and the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), any vested Inducement LTIP Units held by Ordan on the Transition Date shall be convertible into “Units” (as defined in the Designation), and such Units exchangeable for “Shares” (as defined in the Designation) or cash, upon the later of (i) the satisfaction of any conditions to exchange or conversion contained in the Partnership Agreement and the Designation (unrelated to the performance of services), and (ii) the first to occur of (a) Ordan ceasing to serve as a member of the Board for any reason, (b) May 28, 2017, and (c) immediately prior to a Change in Control.

(iii)                               Annual LTIP Units.  Ordan acknowledges that no “Annual LTIP Award” (as defined in the Employment Agreement) was earned or will be granted in respect of fiscal year 2014.  Notwithstanding anything to the contrary in the Employment Agreement, the Annual LTIP Award in respect of fiscal year 2015, if any, shall be earned and granted in the ordinary course as though Ordan had remained an employee of the Company through the date of grant of any such Annual LTIP Award, with any such Annual LTIP Award to be immediately fully vested upon its grant.  Ordan acknowledges that he shall not be eligible for an Annual LTIP Award in respect of fiscal year 2016 or thereafter.

(iv)                              Terms of Awards.  Except as provided in Clauses (i) through (iii) of this Section 3(b), the terms of the applicable award agreements and plans under which such agreements are authorized shall continue to control.

(v)                                 Release.  Clauses (i) through (iii) of this Section 3(b) are subject to Ordan’s delivery (and non-revocation) of an executed release of claims against the Company and its officers, directors, employees and affiliates in the form attached hereto as Exhibit A which must be delivered to the Company on (or within ten (10) days following) December 31, 2015.

(vi)                              Forfeiture of Other Unvested Equity Awards and Performance Awards. For avoidance of doubt except as provided in this Section 3, (A) all other equity awards and performance awards issued or awarded to Ordan that are not vested pursuant to their terms as of the Transition Date, including but not limited to the Special Performance LTIP Units under Section 2(b)(vi) of the Employment Agreement, shall be forfeited and shall cease to be outstanding as of the Transition Date; and (B) Ordan shall forfeit his right to any equity or performance awards that would be issued or awarded pursuant to the Employment Agreement or any plan or program of the Company on or after the date of this Agreement.

4.                                      Termination of the Consulting Period.

(a)                                 The Consulting Period may be terminated by Ordan or the Company at any time and for any reason (or no reason) by providing the other party with not less than 30 days’ advance written notice of such termination. In addition, the Consulting Period will terminate immediately upon Ordan accepting full-time employment with another employer.

(b)                                 Except as otherwise provided in Section 4(c), upon the termination of the Consulting Period Ordan shall cease receiving the Consulting Fee, and shall only be entitled to any accrued but unpaid portion of the Consulting Fee through the date of the termination of the Consulting Period plus any incurred but unpaid business expenses that are properly submitted under the Company’s expense reimbursement policy (the “Accrued Amounts”).  If this Section 4(b) applies, other than the Accrued Amounts, the Company shall have no further liability to Ordan in his capacity as a consultant to the Company.  For the avoidance of doubt, the termination of the Consulting Period shall have no impact on Ordan’s continued position on the Board.

(c)                                  Notwithstanding anything in this Section 4 to the contrary, in the event that the Consulting Period is terminated by the Company other than for “Cause” (as defined below) or by Ordan for “Good Reason” (as defined below), the Company shall pay to Ordan (i) the Accrued Amounts and (ii) within 10 business days following such termination, any portion of the Consulting Fee that would have been payable through May 28, 2017 had such termination not occurred, and which remains unpaid as of the date of such termination (with no duty of mitigation and no offset for other earnings).  If this Section 4(c) applies, other than the payment described in the preceding sentenced and the Accrued Amounts, the Company shall have no further liability to Ordan in his capacity as a consultant to the Company.

(d)                                 For purposes of this Agreement, “Cause” means, (i) Ordan’s willful failure to perform or substantially perform the Services; (ii) illegal conduct or gross misconduct by Ordan in the performance of the Services that is willful and demonstrably and materially injurious to the Company’s business, financial condition or reputation; (iii) a willful and material breach by Ordan of his obligations under this Agreement or the Release attached hereto as Exhibit A (including for the avoidance of doubt any provisions of the Employment Agreement surviving pursuant to Section 1(b) of this Agreement) or that certain letter from Ordan to the Company of even date herewith; (iv) Ordan’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct; provided, however, that the actions in (i) and (iii) above will not be considered Cause unless Ordan has failed to cure such actions within thirty (30) days of receiving written notice from the Board specifying, with particularity, the events allegedly giving rise to Cause and further provided that such actions will not be considered Cause unless the Board provides written notice within ninety (90) days of any member of the Board’s (excluding Ordan if applicable at the time of such notice) having knowledge of the relevant action.  Further, no act or failure to act by Ordan will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by Ordan pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.  The Consulting Period will not be deemed to have been terminated by the Company for Cause unless and until there is delivered to Ordan a copy of a resolution duly adopted by the affirmative vote of not less than two thirds (2/3) of the entire membership of the Board (excluding Ordan, if he is then a member of the Board), at a meeting called and duly held for such purpose (after reasonable notice to Consultant and an opportunity for Ordan and Ordan’s counsel to be heard before the Board), finding in good faith that Ordan has engaged in the conduct set forth above and specifying the particulars thereof in detail.

(e)                                  For purposes of this Agreement, “Good Reason” means the material breach of this Agreement by the Company; provided, however, that any such breach will not be considered Good Reason unless Ordan shall provide notice of such breach to the Company in writing within 60 days of Ordan’s knowledge of such breach, and the Company has failed to cure such breach within 30 days of receiving such written notice.  Unless Ordan gives the Company written notice of any such breach within 120 days of the initial existence of such breach which, after any applicable notice and the lapse of any applicable 30-day grace period, would constitute Good Reason, such breach will cease to be an event constituting Good Reason.

5.                                      Independent Contractor Status.  Ordan acknowledges and agrees that Ordan’s status in respect of the Services at all times shall be that of an independent contractor, and that Ordan may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor.  The parties hereby acknowledge and agree that all fees paid pursuant to Section 3(a)(i) hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose.  Ordan further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is Ordan’s sole and complete responsibility and that Ordan will pay all taxes, if any, assessed on such payments under the applicable laws of any federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any such taxes assessed against the Company.  During the Consulting Period Ordan shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company other than (i) as set forth in Section 3(a)(iii) or elsewhere in this Agreement, or (ii) as is applicable in Ordan’s capacity as a former employee of the Company.

6.                                      Consultant Representations.  Ordan hereby (a) represents and warrants to the Company that the execution, delivery and performance of this Agreement by Ordan does not and will not conflict with, breach, violate or cause a default under (i) any agreement, contract or instrument to which Ordan is a party (not including for this purpose any agreement with the Company), including, but not limited to, any employment, consulting, noncompetition, nonsolicitation, confidentiality or similar agreement or arrangement, or (ii) any judgment, order or decree to which Ordan is subject.  Ordan acknowledges and understands that the Company has relied on the foregoing representations in entering into this Agreement.

7.                                      Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Indiana (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

8.                                      Jurisdiction; Waiver of Jury Trial.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts located in Washington D.C. or the United States District Court for the District of Columbia and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Ordan’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of Washington D.C., the court of the United States of America for the District of Columbia, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Washington D.C. court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Ordan or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any

Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Ordan’s employment by the Company or any affiliate of the Company, or Ordan’s or the Company’s performance under, or the enforcement of, this Agreement, and (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Ordan’s or the Company’s address as provided in Section 10 hereof.

9.                                      Assignment.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 9, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

10.                               Notices.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Ordan:

At the last address (or to the facsimile number) shown
on the records of the Company

If to the Company:

WP Glimcher Inc.
180 East Broad Street
Columbus, OH 43215
Attention:  General Counsel

Facsimile:  (614) 621-8863

or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.                               Severability.  To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.                               Survival.  The provisions of Sections 7 and 8 hereof shall survive any termination of the Consulting Period or this Agreement.

13.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.                               409A. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A.  The Company and Ordan mutually intend to structure the payments and benefits described in this Agreement, and Ordan’s other compensation, to be exempt from or to comply with the requirements of Section 409A to the extent applicable.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.  In no event may Ordan, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  If Ordan dies following the termination of the Consulting Period and prior to the payment of any amounts delayed on account of Section 409A, such amounts shall be paid to the personal representative of Ordan’s estate within 30 days after the date of Ordan’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Ordan shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits and the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Ordan’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Consultant’s remaining lifetime (or if longer, through the 20th anniversary of the Transition Date).  Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with Ordan, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to Ordan, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A, so as to avoid the imposition of taxes and penalties on Ordan pursuant to Section 409A.

15.                               Ordan Legal Expenses. The Company shall pay as soon as administratively practicable following receipt  of appropriate documentation the reasonable legal fees incurred by Ordan in connection with the negotiation and documentation of this Agreement in an amount not to exceed $10,000.

16.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Ordan and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Except as otherwise provided in Section 1(b) and that certain letter from Ordan to the Company of even date herewith, this Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

WP GLIMCHER INC.

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	General Counsel and Secretary

MARK ORDAN

/s/ Mark Ordan

EXHIBIT A

GENERAL RELEASE

This General Release of all Claims (this “Agreement”) is entered into on                     , 20     by Mark Ordan (“Ordan”) and WP Glimcher Inc., an Indiana corporation (the “Company”).

In consideration of the promises set forth in the Employment Agreement between Ordan and the Company, executed on February 25, 2014, (effective May 28, 2014), as amended September 16, 2014 (effective January 15, 2015) and March 27, 2015 (the “Employment Agreement”), pursuant to which Ordan currently serves as a full-time employee in the capacity as Executive Chairman of the Board of Directors of the Company (the “Board”), and the Transition and Consulting Agreement dated the 31st day of May, 2015 between the Company and Ordan (the “Transition and Consulting Agreement”).

1.                                      General Release and Waiver of Claims.

(a)                                 Release.  In consideration of the payments and benefits provided to Ordan under the Employment Agreement and the Transition and Consulting Agreement and after consultation with counsel, Ordan and each of Ordan’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (all in their capacities as such) (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law.  that the Releasors may have, or in the future may possess, arising out (i) of Ordan’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company or Ordan set forth in the Employment Agreement and the Transition and Consulting Agreement or other obligations that, in each case, by their terms, are to be performed on or after the date hereof or under Section 3(b) of the Transition and Consulting Agreement by the Company or Ordan (including, without limitation, obligations to Ordan under the Employment Agreement and/or the Transition or Consulting Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights Ordan has as a current or former officer or director of the Company, including, without limitation, any and all rights thereto referenced in the Employment Agreement and the Transition and Consulting Agreement, the Company’s bylaws, other governance documents, or any rights with respect to directors’ and officers’ insurance policies; Ordan’s right to reimbursement of business expenses; any Claims the Releasors may have against the Releasees in the event that the Company or any member of the Releasees brings any Claims against Ordan or any member of the Releasors: any claims of

Releasors solely in their capacity of stockholders of the Company; and any rights to contribution in respect of a Releasor held jointly liable with Company.

(b)                                 Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to Ordan under the Employment Agreement and the Transition and Consulting Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Ordan signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, Ordan hereby acknowledges and confirms the following: (i) Ordan was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Ordan the terms of this Agreement, including, without limitation, the terms relating to Ordan’s release of claims arising under ADEA, and Ordan has in fact consulted with an attorney; (ii) Ordan was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) Ordan knowingly and voluntarily accepts the terms of this Agreement.  Ordan also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)                                  No Assignment.  Ordan represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2.                                      Proceedings.  Ordan has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company to Ordan under the Employment Agreement and the Transition and Consulting Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  Ordan waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3.                                      Remedies.  In the event Ordan initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within 30 days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 1(b) of this Agreement within the seven-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement and the Transition and Consulting Agreement (including for this purpose stock or proceeds from the sale of stock purchased upon the exercise of stock options or delivered upon the vesting of another equity-based compensation award, to the extent the vesting of such stock option or other award accelerated on account of Ordan’s termination of employment) or terminate any benefits or payments that are subsequently due under the Employment Agreement and the Transition and Consulting Agreement, without waiving the release granted herein.

Ordan understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

4.                                      Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5.                                      Nonadmission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6.                                      Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Indiana applicable to contracts executed in and to be performed in that State.

7.                                      Notices.  All notices or communications hereunder shall be in writing, addressed as provided in Section 10 of the Transition and Consulting Agreement.

ORDAN ACKNOWLEDGES THAT HE HAS READ THIS
AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND
APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME
AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS
PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, Ordan has executed this Agreement on the date first set forth below.

MARK ORDAN

Date of Execution: